Madison Bancorp, Inc. Reports Results
for the Quarter and Year Ended March 31, 2013

For More Information Contact
Michael P. Gavin
 (410) 529-7400
Madison Bancorp, Inc.

Madison Bancorp, Inc. (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a profit of $213,700 or $0.37 per basic and diluted common share for the year ended March 31, 2013 as compared to a net loss of $10,500 or ($0.02) per basic and diluted common share for the year ended March 31, 2012.

Net income for the three months ended March 31, 2013 was $7,000 or $0.01 per basic and diluted common share as compared to a net loss of $32,000 for the three months ended March 31, 2012 or ($0.06) per basic and diluted common share.

Balance Sheet

Total assets decreased from $155.2 million at March 31, 2012 to $149.9 million at March 31, 2013.  The decrease was primarily due to decreases in cash and cash equivalents of $5.9 million and net loans receivable of $1.4 million, which were partially offset by increases in investment securities available-for-sale of $2.9 million.

Total deposits decreased to $134.7 million at March 31, 2013 from $140.2 million at March 31, 2012.  This was primarily due to a decrease in our higher cost certificates of deposit partially offset by an increase in savings deposit accounts.

Income Statement

During the year ended March 31, 2013, the Company benefited from decreases in both interest and noninterest expenses as compared to the year ended March 31, 2012.  The Company also benefited from gains on the sale of investment securities, gains on the disposal of property and reductions to the provision for ground rent losses, partially offset by decreases in interest revenue for the year ended March 31, 2012.

President and Chief Executive Officer Michael P. Gavin commented, “We are pleased by the progress achieved and the improvement in our operating results for this recently completed fiscal year. We must continue to remain practical, however, and consider the many challenges facing the banking industry as a whole, including the continued low interest rate environment, the increasing complexity of regulatory requirements and the uncertainty of our current economic environment, while continuing to focus on asset quality, manage our expenses and provide quality banking services to our customers.”

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

MADISON BANCORP, INC.

Consolidated Statements of Financial Condition

	March 31,	March 31,
	2013	2012
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$5,312,998	$11,473,188
Investment securities available-for-sale	56,282,175	53,389,337
Loans receivable, net	83,540,352	84,986,411
Premises and equipment, net	3,538,379	3,753,712
Other assets	1,227,942	1,642,479
Total assets	$149,901,846	$155,245,127

Liabilities and Shareholders' Equity
Deposits	$134,655,798	$140,181,227
Other liabilities	985,960	909,182
Total liabilities	135,641,758	141,090,409
Total shareholders' equity	14,260,088	14,154,718
Total liabilities & shareholders' equity	$149,901,846	$155,245,127

Consolidated Statements of Operations

	For The Three Months Ended		For The Years Ended
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Interest revenue	$1,204,129	$1,414,490	$5,142,573	$5,803,346
Interest expense	335,944	458,272	1,575,923	1,987,524
Net interest income	868,185	956,218	3,566,650	3,815,822
Provision for loan losses	0	81,000	230,000	292,099
Net interest income after provision for loan losses	868,185	875,218	3,336,650	3,523,723
Noninterest revenue	47,921	25,550	546,648	224,862
Noninterest expense	908,917	932,819	3,669,645	3,759,132
Income before income taxes	7,189	(32,051)	213,653	(10,547)
Income tax expense	0	0	0	0
Net income available to common shareholders	$7,189	$(32,051)	$213,653	$(10,547)

Earnings per common share - basic	$0.01	$(0.06)	$0.37	$(0.02)
Earnings per common share - diluted	$0.01	$(0.06)	$0.37	$(0.02)